August 2009 Filed pursuant to Rule 433 dated August 11, 2009 Relating to Preliminary Pricing Supplement No. 162 dated August 11, 2009 to Registration Statement No. 333-156423
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Outperformance Securities Due February  , 2011
Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index
Outperformance Securities provide the opportunity to gain capped leveraged exposure to the relative outperformance of one index over another. If the selected index has outperformed the other index, investors will receive the stated principal amount of their investment plus a capped leveraged amount based on the relative outperformance. If the selected index has underperformed the other index the investor will lose 3% for every 1% of relative underperformance.  The Outperformance Securities (the “securities”) offer only 50% principal protection. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Original issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	August , 2009
Issue date:	August , 2009 (5 business days after the pricing date)
Maturity date:	February , 2011, subject to postponement for market disruption events
NDX Index:	NASDAQ-100 Index®
SPX Index:	S&P 500® Index
Payment at maturity:
The product of (i) $1,000 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity and the minimum payment at maturity
If the NDX Index underperforms the SPX Index, the payment at maturity will be an amount less than the stated principal amount of each security based on 300% of that underperformance, subject to the minimum payment at maturity.

Maximum payment at maturity:	$1,165 to $1,180 (116.5% to 118% of the stated principal amount), as determined on the pricing date
Minimum payment at maturity:	$500 (50% of the stated principal amount)
Participation rate:	300%
Outperformance return:	The NDX Index return less the SPX Index return
¡	If the NDX Index outperforms the SPX Index, the outperformance return will be positive
¡	If the NDX Index underperforms the SPX Index, the outperformance return will be negative
NDX Index return:	NDX Index final value – NDX Index initial value NDX Index initial value
SPX Index return:	SPX Index final value – SPX Index initial value SPX Index initial value
NDX Index initial value:	The closing value of the NDX Index on the pricing date
NDX Index final value:	The closing value of the NDX Index on the valuation date
SPX Index initial value:	The closing value of the SPX Index on the pricing date.
SPX Index final value:	The closing value of the SPX Index on the valuation date
Valuation date:	February , 2011, subject to postponement for market disruption events
CUSIP:	617482GN8
ISIN:	US617482GN88
Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	10 securities
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per security:	$1,000	$15	$985
	Total:
(1) For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 162 dated August 11, 2009
Prospectus Supplement dated December 23, 2008    Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208006

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

Investment Overview

Outperformance Securities

The securities will not pay any interest and provide protection of only 50% of your principal amount at maturity. Instead, the securities may pay a capped 300% leveraged return based on the positive difference, if any, between the percentage performance of the NDX Index relative to the percentage performance of the SPX Index.  The securities are only 50% principal protected.  If the NDX Index underperforms the SPX Index, the securities will pay an amount which will be less than the stated principal amount based on a 3% loss of principal for each 1% of underperformance, subject to the minimum payment at maturity.  Accordingly, your exposure to any underperformance is leveraged in same way as your exposure to any outperformance.  The securities are based on relative performance.  Consequently, you will earn a positive return if both indices go downward over the term of the securities as long as the NDX Index has decreased by less than the SPX Index.  Similarly, you may earn a negative return even if both indices go up over the term of the securities if the NDX Index has increased by less than the SPX Index.

Index Overview

NDX Index

The NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ-Stock Market LLC.  The NASDAQ 100 Index® constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.

SPX Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on August 7, 2009:

Outperformance Return

NDX Index		SPX Index
Bloomberg Ticker Symbol:	NDX	Bloomberg Ticker Symbol:	SPX
Current Index Level:	1,619.49	Current Index Level:	1,010.48
52 Weeks Ago:	1,880.09	52 Weeks Ago:	1,266.07
52 Week High (on 8/14/2008):	1,964.38	52 Week High (on 8/11/2008):	1,305.32
52 Week Low (on 11/20/2008):	1,036.51	52 Week Low (on 3/9/2009):	676.53

August 2009	Page 2

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

The following graph plots the outperformance return of the NDX Index relative to the SPX Index over rolling eighteen month periods commencing on each day in the ten year period from February 7, 1998 to February 7, 2008.   Accordingly, each plot point in the graph below represents the outperformance return as calculated for the eighteen month period ending on the day related to the plot point within the ten year period commencing on August 7, 1999 and ending on August 7, 2009 (e.g. the plot point for August 7, 2009 shows the outperformance return for the eighteen months from February 7, 2008 to August 7, 2009).  The historical outperformance return cannot be taken as an indication of the outperformance return for the securities.

Outperformance Return Calculated for each day from August 7, 1999 to August 7, 2009

August 2009	Page 3

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

Key Investment Rationale

For investors who believe stocks as represented by the NDX Index will outperform the stocks as represented by the SPX Index over the eighteen month term of the securities, the securities offer a capped 300% leveraged upside on any outperformance of the NDX Index over the SPX Index, with a 300% leveraged loss of principal amount on any underperformance by the NDX Index relative to the SPX Index, subject to the minimum payment of $500 for each $1,000 stated principal amount at maturity.

Access	Provides an opportunity to express an outperformance view on the relative performance of one index over another regardless of each index's absolute performance over the term of the securities.
Best Case Scenario
The NDX Index outperforms the SPX Index and the securities redeem for a capped 300% leveraged return on the security based on the difference between the percentage performances of the NDX Index and the SPX Index.

Worst Case Scenario	The NDX Index underperforms the SPX Index by approximately 16.67% or greater and the securities redeem for $500, the minimum payment at maturity.

Summary of Selected Key Risks (see page 11)

¡	50% of the principal amount is at risk

¡	Your appreciation potential is limited

¡	The participation rate amplifies the risk of loss

¡	The minimum payment at maturity allows for a greater degree of loss than the maximum payment at maturity allows for gain

¡	The payment at maturity is based on the performance of the NDX Index relative to the performance of the SPX Index

¡	The market price of the securities will be influenced by many unpredictable factors

¡	The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities

¡	Investing in the securities is not equivalent to investing in the NDX Index or the SPX Index

¡	You have no shareholder rights

¡	A number of the component stocks of the NDX Index are also included in the SPX Index

¡	Adjustments to the NDX Index or the SPX Index could adversely affect the value of the securities

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

¡	The securities will not be listed on any securities exchange and secondary trading may be limited

¡	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests

¡	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities

¡	The U.S. federal income tax consequences of an investment in the securities are uncertain

August 2009	Page 4

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, offer a return of only 50% of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of securities that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the performance of the NDX Index relative to the performance of the SPX Index at maturity.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Issue date:	Maturity date:
August , 2009	August , 2009 (5 business days after the pricing date)	February , 2011, subject to postponement due to a non-index business day or a market disruption event
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
NDX Index:	NASDAQ-100 Index®
SPX Index:	S&P 500® Index
Payment at maturity:
The product of (i) $1,000 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum and minimum payment

If the NDX Index underperforms the SPX Index, the payment at maturity will be an amount less than the stated principal amount of each security based on 300% of that underperformance, subject to the minimum payment at maturity

Please see “How the Outperformance Securities Work” on page 8.

Maximum payment at maturity:	$1,165 to $1,180 (116.5% to 118% of the stated principal amount), as determined on the pricing date
Minimum payment at maturity:	$500 (50% of the stated principal amount)
Participation rate:	300%
Outperformance return:	The NDX Index return less the SPX Index return
¡	If the NDX Index outperforms the SPX Index, the outperformance return will be positive
¡	If the NDX Index underperforms the SPX Index, the outperformance return will be negative
NDX Index return:	NDX Index final value – NDX Index initial value NDX Index initial value
SPX Index return:	SPX Index final value – SPX Index initial value SPX Index initial value
NDX Index initial value:	The closing value of the NDX Index on the pricing date
NDX Index final value:
The closing value of the NDX Index on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description of Securities–Valuation Date” in the accompanying preliminary pricing supplement.

SPX Index initial value:	The closing value of the SPX Index on the pricing date.
SPX Index final value:
The closing value of the SPX Index on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description of Securities–Valuation Date” in the accompanying preliminary pricing supplement.

Valuation date:	February , 2011, subject to postponement for market disruption events
Risk factors:	Please see “Risk Factors” beginning on page 11.

August 2009	Page 5

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482GN8
ISIN:	US617482GN88
Minimum ticketing size:	10 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain.  Our counsel has not rendered an opinion as to the proper treatment of the securities for U.S. federal income tax purposes.  Pursuant to the terms of each security, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the securities for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Investors should note that neither this document nor the accompanying preliminary pricing supplement addresses the tax consequences to an investor holding the securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the S&P 500 Index or any component thereof should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the securities (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

August 2009	Page 6

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking long positions in the stocks underlying the NDX Index and trading short in the stocks underlying the SPX Index, by taking positions in futures contracts on the NDX Index and the SPX Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. We cannot give any assurance that our hedging activities will not affect the value of the NDX Index or the SPX Index and, therefore, that such activity may adversely affect whether the NDX Index outperforms the SPX Index, the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:	See “Description of Securities—Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement describing this offering.
Supplemental information regarding plan of distribution:
The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering which can be accessed via the hyperlinks on the front page of this document.

August 2009	Page 7

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

How the Outperformance Securities Work

The following graph illustrates the payout on a security at maturity for a range of hypothetical outperformance returns.  The leverage zone illustrates the leveraging effect of the participation factor.  The graph is based on the following terms:

Stated principal amount:	$1,000
Participation rate:	300%
Hypothetical maximum payment at maturity:	$1,172.50 per security (117.25% of the stated principal amount)
Minimum payment at maturity:	$500

Payment at Maturity

August 2009	Page 8

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

How it works

▪
If the NDX Index outperforms the SPX Index so that the NDX Index return is equal to or greater than the SPX Index return, the outperformance return will be equal to or greater than zero and an investor will realize a payment at maturity based on that outperformance return and the participation factor, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at an outperformance return of 5.25%.

–	If the outperformance return is 5%, the investor would receive a 15% return, or $1,150.

–	If the outperformance return is 25%, the investor would receive the hypothetical maximum payment at maturity of 117.25% of the stated principal amount, or $1,172.50.

▪
If the NDX Index underperforms the SPX Index so that the SPX Index return is greater than the NDX Index return, the payment at maturity will be an amount which is less than the stated principal amount based on a 3% loss of principal for each 1% of underperformance, subject to the minimum payment at maturity.

–	If the outperformance return is -5%, the investor would receive a -15% return, or $850.

–	If the outperformance return is -20%, the investor would receive the minimum payment at maturity of 50% of the stated principal amount, or $500.

Examples – Relative Index Performances

The following examples demonstrate the effect of relative performances of each of the NDX Index and SPX Index on your investment return and are based on the terms set out on the preceding page.

Example 1	Example 2	Example 3	Example 4	Example 5
NDX Index return:	7%	-10%	30%	15%	-10%
SPX Index return:	2%	-15%	5%	30%	10%
Amount of outperformance:	5%	5%	25%	-	-
Amount of underperformance:	-	-	-	15%	20%
Outperformance return:	5%	5%	25%	-15%	-20%
Payment at maturity:	$1,150	$1,150	$1,172.50	$550	$500
Return on security:	15%	15%	17.25%	-45%	-50%

In Example 1, the NDX Index has increased 7% and the SPX Index has increased 2%, giving an outperformance return of 5% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore $1,150, which represents a 15% return on the security.

Payment at maturity = ($1,000 times [1+(5% x 300%)]), subject to the maximum payment at maturity = $1,150

In Example 2, the NDX Index has decreased 10% and the SPX Index has decreased 15%, giving an outperformance return of 5% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore $1,150, which represents a 15% return on the security.

Payment at maturity = ($1,000 times [1+(5% x 300%)]), subject to the maximum payment at maturity = $1,150

Accordingly, even though the NDX Index has decreased over the term of the securities, it has still outperformed the SPX Index and as such, you will receive a positive return on your investment.

August 2009	Page 9

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

In Example 3, the NDX Index has increased 30% and the SPX Index has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore the hypothetical maximum payment at maturity of $1,172.50, which represents a 17.25% return on the security.

Payment at maturity = ($1,000 times [1+(25% x 300%)]), subject to the maximum payment at maturity = $1,172.50

Accordingly, even though the NDX Index has outperformed the SPX Index by 25%, your payment at maturity is capped by the hypothetical maximum payment at maturity of 117.25% of the stated principal amount (or $1,172.50).  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the NDX Index has increased 15% and the SPX Index has increased 30%, giving an outperformance return of -15% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  Because the NDX Index has underperformed relative to the SPX Index, the payment at maturity is therefore $550, which represents a -45% return on the security.

Payment at maturity = ($1,000 times [1+(-15% x 300%)]), subject to the minimum payment at maturity = $550

Accordingly, even though the NDX Index has increased over the term of the securities, it has underperformed the SPX Index and as such, you will receive a payment at maturity which is less than the $1,000 stated principal amount by three times the underperformance.

In Example 5, the NDX Index has decreased 10% and the SPX Index has increased 10%, giving an outperformance return of -20% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore the minimum payment at maturity of $500, which represents a -50% return on the security.

Payment at maturity = ($1,000 times [1+(-20% x 300%)]), subject to the minimum payment at maturity = $500

The participation rate is 300%.  Accordingly, as the NDX Index underperformed the SPX Index by 20%, you will lose money on your investment at a rate of three times the rate of underperformance, subject to the minimum payment at maturity of $500, which represents a loss of 50% of your investment.

August 2009	Page 10

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of such securities in light of the investor’s particular circumstances. The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement, prospectus supplement and prospectus.

¡
The securities only offer 50% protection.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment at maturity of only 50% of the stated principal amount of the securities, subject to the credit risk of Morgan Stanley.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the performance of the NDX Index relative to the performance of the SPX Index.  If the NDX Index underperforms the SPX Index, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each security by an amount based on three times that negative outperformance return, subject to the minimum payment at maturity.  See “Examples—Relative Index Performances” beginning on page 9 above.

¡
Your appreciation potential is limited.  The appreciation potential of the securities is limited by the maximum payment at maturity of $1,165 to $1,180 per security, or 116.5% to 118% of the stated principal amount of $1,000 per security.  The actual maximum payment at maturity will be determined on the pricing date.

¡
The participation rate amplifies the risk of loss.  The participation rate is 300% and will amplify the effect of any underperformance.  Accordingly, if the NDX Index underperforms the SPX Index, you will lose money on your investment at a rate of three times the rate of the underperformance, or a 3% loss of principal for every 1% of underperformance.  As such, small levels of underperformance could result in a significant loss of principal, subject to the minimum payment at maturity.  You will lose 50% of your investment in the securities if the NDX Index underperforms the SPX Index by approximately 16.67% or more.

¡
The minimum payment at maturity allows for a greater degree of loss than the maximum payment at maturity allows for gain.  The maximum payment at maturity will be equal to $1,165 to $1,180 (116.5% to 118% of the stated principal amount).  The minimum payment at maturity will be equal to $500 (50% of the stated principal amount).  Because the maximum payment at maturity allows for only a 16.5% to 18% gain while the minimum payment at a maturity allows for a 50% loss you are taking on a higher risk of loss for a lower potential gain.

¡
The payment at maturity is based on the performance of the NDX Index relative to the performance of the SPX Index.  The payment at maturity is based on the performance of the NDX Index relative to the performance of the SPX Index.  Accordingly, the NDX Index must increase over the term of the securities by a greater percentage (or, if the SPX Index and the NDX Index both decrease, decrease by a lower percentage) than the percentage increase (or decrease, if applicable) of the SPX Index.  If the NDX Index underperforms the SPX Index, you will lose your money on your investment even if the NDX Index has increased over the term of the securities.

¡
The market price of the securities will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and performance of the NDX Index and the SPX Index at any time, and, in particular, whether the NDX Index is outperforming or underperforming the SPX Index, the volatility (frequency and magnitude of changes in values) of the NDX Index and the SPX Index, interest and yield rates in the market,. the dividend rate on the respective stocks underlying the NDX Index and the SPX Index, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the respective stocks underlying the NDX Index and the SPX Index or stock markets generally and which may affect the closing values of the NDX Index and the SPX Index on

August 2009	Page 11

Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

the valuation date, the time remaining until the securities mature, and any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if, at the time of sale, the NDX Index is underperforming the SPX Index. You can review the historical values of the NDX Index and SPX Index under “Historical Information” below. The payment of dividends on the stocks that underlie the two indices is not reflected in their level and, therefore, has no effect on the calculation of the payment at maturity. You cannot predict the future performance of the NDX Index and the SPX Index based on their historical performance. We cannot guarantee that on the valuation date the NDX Index will have outperformed the SPX Index so that you will receive a payment at maturity in excess of $1,000.

¡
The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

¡
Investing in the securities is not equivalent to investing in the NDX Index or the SPX Index.  Investing in the securities is not equivalent to investing in the NDX Index or the SPX Index or their respective component stocks.  Unlike a direct investment in the NDX Index or the SPX Index, if the NDX Index underperforms the SPX Index, you will lose money on your investment, even if the NDX Index has increased over the term of the securities.  See “Examples—Relative Index Performances” beginning on page 9 above.

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You have no shareholder rights.  As an investor in the securities, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that constitute the NDX Index or the SPX Index.

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A number of the component stocks of the NDX Index are also included in the SPX Index.  As of the date of the preliminary pricing supplement, 65 of the 100 component stocks of the NDX Index were also included in the SPX Index.  Accordingly, any positive performance by these stocks would contribute to the performance of the NDX Index as well as the performance of the SPX Index, thereby potentially decreasing the extent of any outperformance and your return on the securities.

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Adjustments to the NDX Index or the SPX Index could adversely affect the value of the securities. The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq, is responsible for calculating and maintaining the NDX Index. The Nasdaq can add, delete or substitute the stocks underlying the NDX Index or make other methodological changes that could change the value of the NDX Index.  The Nasdaq may discontinue or suspend calculation or dissemination of the NDX Index.  Any of these actions could adversely affect the value of the securities.  Standard and Poor’s, which we refer to as S&P, is responsible for calculating and maintaining the SPX Index.  S&P can add, delete or substitute the stocks underlying the SPX Index or make other methodological changes that could change the value of the SPX Index.  S&P may discontinue or suspend calculation or dissemination of the SPX Index.  Any of these actions could adversely affect the value of the securities.

The Nasdaq or S&P may discontinue or suspend calculation or publication of the NDX Index or the SPX Index, respectively, at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the securities will be an amount based on the closing prices of the stocks underlying the NDX Index or the SPX Index at the time of such

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Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

discontinuance, without rebalancing or substitution, computed by MS & Co., as calculation agent, in accordance with the formula for calculating the NDX Index or the SPX Index last in effect prior to such discontinuance.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will determine the NDX Index initial value, the SPX Index initial value, the NDX Index final value, the SPX Index final value, the NDX Index return, the SPX Index return, the outperformance return and calculate the payment at maturity.   The calculation agent will also determine whether any non-index business day or market disruption event has occurred.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or indices, or calculation of any index value in the event of a discontinuance of an index, may affect the payout to you at maturity.

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the NDX Index, the SPX Index or their component stocks), including trading in the stocks that constitute the NDX Index and/or trading in stocks that constitute the SPX Index, and by taking positions in futures contracts on the NDX Index and the SPX Index as well as in other instruments related to the NDX Index and the SPX Index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the NDX Index and the SPX Index, and other financial instruments related to the NDX Index and the SPX Index and the stocks that constitute the NDX Index and the SPX Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the NDX Index initial value or the SPX Index initial value and, therefore, could increase the percentage by which the NDX Index must outperform the SPX Index on the valuation date before you receive a payment at maturity that is equal to or exceeds the issue price of the securities.

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Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the values of the NDX Index and the SPX Index, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for a minimum payment equal to 50% of their stated principal amount, the risk that they will be recharacterized, for U.S. federal income tax purposes, as debt instruments rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

Information About the Indices

The NASDAQ-100 Index®.
The NASDAQ-100 Index®.  The NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index® constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.  For additional information about the NASDAQ-100 Index®, see the information set forth under “Description of Securities––The NASDAQ-100 Index®” in the accompanying preliminary pricing supplement.

License Agreement between The NASDAQ OMX Group, Inc. and Morgan Stanley.  The “Nasdaq®,” “NASDAQ-100®”, and “NASDAQ-100 Index®” are trade marks of The NASDAQ OMX Group, Inc., which with its affiliates we refer to as NASDAQ OMX, and have been licensed for use by Morgan Stanley.  The securities have not been passed on by NASDAQ OMX as to their legality or suitability.  The securities are not issued, endorsed, sold or promoted by NASDAQ OMX.  NASDAQ OMX makes no warranties and bears no liability with respect to the securities.  See “Description of Securities––License Agreement between NASDAQ OMX and Morgan Stanley” in the accompanying preliminary pricing supplement.

The S&P 500® Index
The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500 Index, see the information set forth under “Description of Securities–– The S&P 500® Index” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Description of Securities—License Agreement between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

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Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

Historical Information

The following tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the NDX Index and the SPX Index for each quarter in the period from January 1, 2004 through August 7, 2009.  The related graphs set forth the closing values for the NDX Index and the SPX Index, respectively, for the same period. On August 7, 2009, the closing value of the NDX Index was 1,619.49 and the closing value of the SPX Index was 1,010.48.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the NDX Index and the SPX Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the NDX Index and the SPX Index on the valuation date.  We cannot give you any assurance that the performance of the NDX Index over the term of the securities will be greater than the performance of the SPX Index so that you will receive a payment at maturity in excess of the $1,000 stated principal amount.

NASDAQ-100 Index®	High	Low	Period End
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter	2,238.98	1,982.16	2,084.93
2008
First Quarter	2,051.76	1,673.03	1,781.93
Second Quarter	2,055.11	1,790.93	1,837.09
Third Quarter	1,964.38	1,496.15	1,594.63
Fourth Quarter	1,563.80	1,036.51	1,211.65
2009
First Quarter	1,281.65	1,043.87	1,237.01
Second Quarter	1,501.55	1,252.51	1,477.25
Third Quarter (through August 7, 2009)	1,628.49	1,404.78	1,619.49

NASDAQ-100 Index® January 1, 2004 to August 7, 2009

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Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter (through August 7, 2009)	1,010.48	879.13	1,010.48

S&P 500® Index January 1, 2004 to August 7, 2009

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Outperformance Securities Due February     , 2011
Based on the Performance of the NASDAQ-100® Index Relative to the S&P 500® Index

The following graph plots the respective historical performances of the NDX Index and the SPX Index for the period January 1, 2004 to August 7, 2009, using the values of the indices on January 1, 2004 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.

NDX Index Performance vs. SPX Index Performance January 1, 2004 to August 7, 2009

August 2009	Page 18